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                              LONG TERM AGREEMENT
                             T.J. Brooks Company &
                              John Deere Horicon

The intent of this AGREEMENT is to provide long-term price and sourcing stability between the T.J. Brooks Company (Brooks) & John Deere Horicon (Deere). This agreement will provide Brooks with guaranteed requirements and at the same time provide Deere with price stability. THE TERM OF THIS AGREEMENT is a (3) three year period commencing 1 August 1997. The following terms and conditions are agreed upon by both parties:

Deere pricing to remain frozen during the term of this agreement, with the exception of the following conditions:

Deere specified changes to product design requiring re-pricing. Prices may decrease or increase depending on the specific changes required.

Changes in the scope of supply. Value added or reductions in the scope of supply will require a re-pricing. Prices may increase for value added and decrease for value reduction.

Deere will continue to sole source all hydraulic cylinders ( and some related components) as shown in the Deere build schedule, from Brooks. This volume may fluctuate over the term of this agreement, but will always represent all of the Deere requirements.

Brooks to implement process improvements (see attached project schedule).

On or about 8/1/99 capital improvements implemented since the beginning of this agreement (8/1/97) will be evaluated for financial impact. The evaluation date is intended to occur approximately (1) one year after the project implementation conclusion as outlines in the attached project schedule. Evaluation includes determination of Net Project Savings resulting from project implementation. Net Project Savings = Gross Project Savings - (All Project Costs + Increased Cost Inputs). Project Costs include equipment, implementation costs, and Brook's required return on investment. Increased Cost Inputs include increases in labor costs, material costs and other inputs since 8/1/97. If Net Project Savings is positive, 50% of Net Project Savings will be shared with Deere solely in the form of a piece part price reduction commencing 8/1/00, with product volumes based on the then current Deere build schedule.

Signed:

T.J. Brooks Company_______________________________

John Deere Horicon_______________________________